UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2012

BIO NITROGEN CORPORATION

Exact name of registrant as specified in its charter

New Jersey	33-36670	22-3061278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8725 NW 18th Terrace, Suite 105	33172-2629
Doral, Florida
(Address of principal executive offices)	(Zip Code)

(305) 418-8545
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

In June 2012, Bio Nitrogen Corporation (the “Company”) entered into subscription agreements (“the Subscription Agreement”) for the purchase of subscription receipts (the “Subscription Receipts”) in a private placement transaction among certain non-United States investors and in the United States to accredited investors under Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Investors”) at a price of $1,000 per Subscription Receipt. Each Subscription Receipt is automatically exchangeable into one unit (a “Unit”) upon the satisfaction of the Escrow Release Conditions under the Subscription Agreement.. Each Unit is comprised of a 12% convertible debenture (the “Convertible Debentures) and one warrant (each, a “Warrant”). Each Warrant entitles the holder to purchase 25,000 common shares of the Company at a price of $0.06 per common share on or before June 30, 2015.

Pursuant to the terms of the Subscription Agreement, the Company was required to execute a security agreement (the “Security Agreement”) in favor of B Group LLC, acting as collateral agent for the Investors in connection with the Company’s obligations under the Subscription Agreements.

On June 25, 2012 the Escrow Release Conditions under the Subscription Agreements were satisfied and the Company issued a $400,000 12% Convertible Debenture and 400 Warrants to purchase common shares of the Company.

The Convertible Debenture is due June 30, 2013 (the “Maturity Date”). Until the Convertible Debenture is no longer outstanding, the Investors shall have the right, at their option, at any time and from time to time, including the period during which the Investor has received a Prepayment Notice (as defined under the Convertible Debenture), and prior to 5:00 p.m. on the Maturity Date to convert (subject to adjustment as provided in the Convertible Debenture) the principal amount and all accrued and unpaid interest, in whole or in part, into common shares of the Company at the conversion price of $0.03 per common share, provided that the Company receives notice from the Investor of the Investors election to so convert. Further, if either a “Change of Control Event” or “Key Person” event (as defined under the Convertible Debenture) occurs, the Company shall provide the Investors with the option of repayment or conversion of the Convertible Debenture into common shares of the Company.

Interest is payable on the outstanding balance at the rate equal to 12% per annum and calculated and payable semi-annually in arrears. The Company, in its discretion, may satisfy its obligation to pay interest on the outstanding balance of the principal amount in cash or by issuing common shares of the Company to the Investors at a price per share equal to 80% volume-weighted average trading price of the common shares for the 10 trading days immediately preceding the applicable semi-annual interest payment date, or such higher price as any regulatory body shall require. The Company also retains the right of prepayment subject to certain requirements under the terms of the Convertible Debenture.

The foregoing is a summary of the consummation of the private placement and not a complete discussion thereof. Accordingly, the foregoing is qualified in its entirety by reference to the full text of each of the forms of Subscription Agreement, Security Agreement, Convertible Debenture and Warrant and are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 respectively, and incorporated by reference.

On June 28, 2012, the Company issued a press release regarding the issuance of the Convertible Debenture. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02   Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference. The Company’s issuance of the Convertible Debentures and Warrants have been made in reliance upon the exemption from registration for non-public offerings under Rule 506 of Regulation D under the U.S. Securities Act of 1933, as amended.

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement

10.2	Form of Security Agreement

10.3	Form of 12% Convertible Debenture due June 30, 2013

10.4	Form of Warrant

99.1	Press Release dated June 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIO NITROGEN CORPORATION

Dated: July 5, 2012	By:	/s/Carlos A. Contreras, Sr.

	Name:	Carlos A. Contreras, Sr.
	Title:	President and Chief Executive Officer